FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 8, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Improved First Quarter Results

Salt Lake City, May 8, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today announced financial results for its first quarter ended March 31, 2014.  The Company reported a first quarter net loss of $1.0 million, or $(0.02) per share.  This compares to a net loss of $11.4 million, or $(0.22) per share, for the first quarter of 2013.  Included in the Company’s quarterly results were noncash, intracompany foreign exchange losses of $1.2 million and $9.1 million in 2014 and 2013, respectively.  Without the foreign exchange losses, the Company would have recorded net income of $0.3 million for the quarter ended March 31, 2014, and a net loss of $2.3 million for the quarter ended March 31, 2013.

Higher Polish Gas Prices Offset Minor Production Declines

Total revenues for the first quarter of both 2014 and 2013 were $9.5 million.  Oil and gas revenues increased by approximately $62,000 from quarter to quarter.  Higher natural gas prices in Poland offset slight declines in production.

The average price received in Poland for the first quarter of 2014 was $7.42 per Mcf, compared to $7.18 per Mcf for the first quarter of 2013.  The Polish low-methane tariff, which serves as the basis for the Company’s gas sales agreements, increased by 3.1% effective February 1, 2014.  In addition, period-to-period strengthening in the Polish zloty produced a higher U.S. dollar-denominated average price in the first quarter of 2014.  Unlike the U.S., demand for natural gas exceeds domestic Polish supplies and Poland imports most of the natural gas it uses.  The higher natural gas prices of Poland versus those in the U.S. is one of the reasons for the Company’s focus on Poland.

Higher oil prices and production led to a slight increase in quarterly oil revenues.  Oil revenues of $920,000 in the first quarter of 2014 were 2% higher than $900,000 during the first quarter of 2013.  Oil prices averaged $76.91 per barrel in the first quarter of 2014, compared to $76.46 per barrel in the same quarter of 2013.  Oil production increased by 2% over 2014 levels.  Currently all of the Company’s oil production is in the U.S., mostly from a relatively small and stable oil field in Montana.  This oil is a relatively heavy grade of crude and sells at a discount to the standard WTI price.

Total net oil and gas production during the first quarter of 2014 was 1,229 million cubic feet equivalent (Mmcfe) a daily average of 13.6 Mmcfe/d.   First quarter 2013 production was 1,261 Mmcfe, a daily average of 14.0 Mmcfe/d. Production declines at the Company’s Roszkow and Zaniemysl wells were mostly offset by increases at the Winna Gora, Lisewo-1 and Komorze-3K wells.

The Company expects production to begin at its Lisewo-2 well during the second half of 2014, which should add approximately 1.7 Mmcf/d of net production.

Operating Cash Largely Unchanged

Net cash provided from operating activities was $4.4 million during the first quarter of 2014, compared to $4.5 million during the 2013 first quarter.  Exploration expenses during the first quarter of 2014 were $3.1 million lower than during the same quarter of 2013, most of which was attributed to a dry hole drilled during 2013.  These lower costs were mostly offset by changes in other working capital items.

Noncash Charges Continue to Vary

The noncash foreign exchange losses of $1.2 million and $9.1 million for the first quarters of 2014 and 2013, respectively, are included in other income and expense.  These figures come primarily from recognition of gains and losses on U.S. dollar-denominated, intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash gains and losses and could vary greatly depending upon future exchange rate changes.  Two factors contributed to the lower foreign exchange loss during the 2014 quarter.  First, during 2013, we converted approximately $45 million of loans between FX Energy Poland and FX Energy, Inc., to equity.  The conversion was necessary in order to make future interest payments from FX Energy Poland to FX Energy, Inc., tax deductible in Poland.  Second, exchange-rate fluctuation from year-end 2013 to March 31, 2014, of 1% was less than the exchange-rate fluctuation from year-end 2012 to March 31, 2013, of 2%.  The lower amounts of intercompany loans outstanding and the decrease in exchange rate volatility resulted in a lower foreign exchange impact in 2014 compared to 2013.

Earnings Conference Call Today, Thursday, May 8, 2014, at 4:30 PM EDT (2:30 PM MDT)

The Company will host a conference call and webcast May 8, 2014, to discuss 2014 first quarter results and update operational items at 4:30 p.m. Eastern Daylight Time.  Conference call information is as follows:  US dial-in-number: 888-430-8701; International dial-in-number: 719-325-2298; Passcode: 9873981.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$14,258	$11,153
Receivables:
Accrued oil and gas sales	4,313	3,464
Joint interest and other receivables	1,574	5,029
VAT receivable	826	1,847
Inventory	102	100
Other current assets	336	234
Total current assets	21,409	21,827

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	90,631	85,244
Unproved	2,527	2,404
Other property and equipment	12,079	11,857
Gross property and equipment	105,237	99,505
Less accumulated depreciation, depletion, and amortization	(24,646)	(23,369)
Net property and equipment	80,591	76,136

Other assets:
Certificates of deposit	406	406
Loan fees	2,178	2,323
Total other assets	2,584	2,729

Total assets	$104,584	$100,692

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31,	December 31,
	2014	2013
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,034	$9,694
Accrued liabilities	306	833
Total current liabilities	8,340	10,527

Long-term liabilities:
Notes payable	50,000	45,000
Asset retirement obligation	1,721	1,620
Total long-term liabilities	51,721	46,620

Total liabilities	60,061	57,147

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized as of March 31, 2014, and December 31, 2013; no shares
outstanding	--	--
Common stock, $0.001 par value, 100,000,000 shares authorized as of March 31, 2014, and December 31, 2013; 53,912,277
and 53,733,398 shares issued and outstanding as of
March 31, 2014, and December 31, 2013, respectively	54	54
Additional paid-in capital	227,394	226,060
Cumulative translation adjustment	15,631	15,025
Accumulated deficit	(198,556)	(197,594)
Total stockholders’ equity	44,523	43,545

Total liabilities and stockholders’ equity	$104,584	$100,692

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended
	March 31,
	2014	2013
Revenues:
Oil and gas sales	$9,508	$9,446
Oilfield services	5	42
Total revenues	9,513	9,488
Operating costs and expenses:
Lease operating expenses	1,109	876
Exploration costs	3,320	6,371
Property impairments	46	--
Oilfield services costs	128	132
Depreciation, depletion, and amortization	1,358	1,316
Accretion expense	24	22
Stock compensation	679	689
General and administrative costs	1,953	1,824
Total operating costs and expenses	8,617	11,230
Operating income (loss)	896	(1,742)

Other income (expense):
Interest expense	(656)	(628)
Interest and other income	14	52
Foreign exchange loss	(1,216)	(9,125)
Total other expense	(1,858)	(9,701)

Net loss	$(962)	$(11,443)

Basic and diluted net loss per common share	$(0.02)	$(0.22)

Basic weighted average number of shares
outstanding	53,232	52,704

Diluted weighted average number of shares
outstanding	53,232	52,704

Other comprehensive loss:
Foreign currency translation adjustment	606	5,876
Comprehensive loss	$(356)	$(5,567)

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net loss	$(962)	$(11,443)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	1,358	1,316
Accretion expense	24	22
Property impairment	--	207
Amortization of bank fees	127	130
Stock compensation	679	689
Foreign exchange losses	1,213	9,110
Common stock issued for services	655	694
Increase (decrease) from changes in working capital items:
Receivables	3,531	5,765
Inventory	(2)	(1)
Other current assets	(102)	(14)
Accounts payable and accrued liabilities	(2,121)	(1,977)
Net cash provided by operating activities	4,400	4,498

Cash flows from investing activities:
Additions to oil and gas properties	(5,975)	(5,329)
Additions to other property and equipment	(232)	(192)
Net cash used in investing activities	(6,207)	(5,521)

Cash flows from financing activities:
Proceeds from notes payable	5,000	--
Net cash provided by financing activities	5,000	--

Effect of exchange rate changes on cash	(88)	(475)

Net increase (decrease) in cash	3,105	(1,498)
Cash and cash equivalents at beginning of year	11,153	33,990

Cash and cash equivalents at end of period	$14,258	$32,492